EX-10.4
[HemoBioTech logo]

2110 Research Row
Suite 330
Dallas, Texas 75235
469-585-7613
972-620-9830 fax
abollon@hemobiotech.com

October 31, 2003

Mario Feola, M.D.
3525 Timber Drive
Amarillo, TX 79121

Dear Mario:

         We are very pleased to invite you to join Hemobiotech, Inc. ("Hemobiotech" or the "Company") in the role of Chief Medical Officer.

1. DUTIES AND RESPONSIBILITIES. This offer is for a full-time position and is expressly subject to completion of the Company's currently pending $12 million Series A Preferred Stock offering. As an inventor and an original advisor to Hemobiotech your vast experience in the blood substitute field has been invaluable to Hemobiotech. Your role as Chief Medical Officer will be important for the further development and marketing of HemoTech.

2. SALARY. Your initial monthly base salary will be $15,000 for full time employment, payable monthly in accordance with the Company's customary payroll practice (an annual full-time equivalent salary of $180,000). Salary is subject to periodic review and adjustment by the Company's management. In case you decide to commit less than your full time to the Company initially, your salary would be adjusted downward in an amount commensurate with your time commitment. For example, 50% time commitment will provide for a monthly base salary equal to $7,500.

3. LOCATION. As a general rule you will work at the Company's facilities in Lubbock, Texas. Your position also will require occasional travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.

4. MEDICAL, DENTAL AND INSURANCE BENEFITS. You will be eligible to receive the standard employee benefits package. More detailed information will be forthcoming regarding Hemobiotech's benefits.

5. VACATION AND HOLIDAYS. When and if you assume full-time status, you will accrue vacation at the rate of three weeks per year for use pursuant to the Company's vacation policy; however, unused vacation will not accrue in excess of 25 days. You also will be entitled to take all paid holidays under the Company's then-current schedule.

Mario Feola, M.D
Page 2 of 3

6. STOCK OPTION. In connection with your acceptance of this offer, we grant you a stock option to purchase 500,000 shares of the Company's Common Stock under the terms of the Company's 2003 Stock Issuance/Stock Option Plan ("Plan"). Following the issuance of the stock option grant by the Company and your formal written acceptance thereof, the option will become vested according to the following schedule:

(a) 250,000 of the Common Shares covered by the option award would be exercisable immediately upon commencement of your employment with the Company;

(b) 62,500 of the Common Shares covered by the option award would become exercisable on the first anniversary of the date of grant, provided that you are rendering Service (as defined in the Plan) on such date; and

(c) the balance of the Common Shares covered by the option award would become exercisable in a series of 36 successive equal monthly installments upon your completion of each additional month of Service over the 36-month period measured from the one year anniversary of the Date of Grant.

                  At present the Company's shares should be considered a highly speculative investment. Please note that there is no public market for the Company's shares, which are not listed on any stock exchange or qualified for sale to the public. Any issuance, offer or sale of the Company's shares (including shares issuable under your stock option) will be subject to compliance with the Plan, state and federal securities laws and the terms of any underwriting, offering or listing agreements.

7. CONFIDENTIAL INFORMATION, CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company's standard form of "Confidentiality, Proprietary Information and Inventions Agreement." A copy of this agreement is enclosed for your review. We understand that you may have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

8. AT-WILL EMPLOYMENT. While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an "at-will" employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

9. AUTHORIZATION TO WORK. Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States. This conditional offer of employment is subject to your meeting this requirements. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me at 469/585-7613.

Mario Feola, M.D
Page 3 of 3

10. COMPLETE OFFER AND AGREEMENT. This letter contains our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.

11. START DATE; ACCEPTANCE OF OFFER. We hope that you will accept this offer promptly, and, subject to completion of the Series A offering, begin your full-time employment at Hemobiotech promptly upon completion of such Series A offering. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me in the envelope provided.

12. GOVERNING LAW. Your employment relationship shall be governed by the laws of the State of Texas. You hereby irrevocably agree that the exclusive forum for any suit, action or other proceeding arising out of or in any way related to this offer letter shall be in the state or federal courts in Texas, and you agree to the exclusive personal jurisdiction and venue of any court in Lubbock County, Texas.

         As a co-inventor of HemoTech, we know you share with us our enthusiasm with the progress the Company is making and the prospect of being able to bring you on as an employee of the Company. We look forward to your continued contributions to the growth and success of Hemobiotech.

                                     Very truly yours,

                                     HEMOBIOTECH, Inc.


                                     /s/ Arthur P. Bollon
                                     --------------------------
                                     Arthur P. Bollon
                                     President and Chief Executive Officer


ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the conditional offer of employment by Hemobiotech, Inc. subject to the terms described in this letter.


/s/ Mario Feola, M.D.
--------------------------------
Mario Feola, M.D.

Date: October 31, 2003

[HemoBioTech logo]

2110 Research Row
Suite 330
Dallas, Texas 75235

                                 July 15, 2004

Mario Feola, M.D.
3525 Timber Drive
Amarillo, TX 79121

         RE: AMENDED EMPLOYMENT AGREEMENT

Dear Dr. Feola:

         On October 31, 2003, Hemobiotech, Inc., a Delaware corporation (the "Company") entered into a Letter Agreement with you (the "Feola Employment Letter Agreement"), pursuant to which the Company agreed to pay you a base salary of $180,000 per annum in exchange for your agreement to serve as the Company's full-time Chief Medical Officer. Your employment was subject to the Company's sale of its Series A Preferred Stock in a private placement having gross proceeds of at least $12,O00,000 (the "$12,000,000 Financing").

         Notwithstanding the foregoing, you have served as the Company's part-time Chief Medical Officer since October 31, 2003 in exchange for options to purchase an aggregate of 500,000 shares of the Company's Common Stock (on a pre-Reverse Stock Split basis), 50% of which vested on October 31, 2003, 12.5% of which will vest on October 31, 2004 and the remainder of which will vest in 36 equal monthly increments.

         As you know, the Company is currently in the process of raising a minimum of $2,000,000 of Units (the "Minimum Offering") and a maximum of $3,500,000 of Units (the "Maximum Offering") (which may be increased by up to an additional $1,000,000) (the "Private Placement"), at an offering price equal to $.85 per share. Following completion of the Private Placement, the Company plans to complete a Follow-On Offering in one or more series in which the Company expects to raise a minimum of $2,000,000 and a maximum of $10,000,000 (the "Follow-On"). Prior to the commencement of the Private Placement, the Company will effect a 1-to-.543056 reverse stock split (the "Reverse Stock Split"). As a result of the Reverse Stock Split, your option to purchase 500,000 shares of the Company's Common Stock will be for an option to purchase 271,529 shares of the Company's Common Stock.

         This letter serves to confirm that you have agreed to continue to serve as the Company's part-time Chief Medical Officer, commencing as of the consummation of the Minimum Offering through the Company's consummation of the Maximum Offering (in either case, the "Part-Time Termination Date"), such period being referred to herein as the "Interim Compensation Period." During the Interim Compensation Period, you shall be entitled to accrue an annual salary at the rate of $50,000 per annum (the "Interim Compensation"), which shall begin accruing as of the consummation of the Minimum Offering and shall accrue through the consummation of the Maximum Offering. The Company shall not be obligated to pay you any part of the Interim Compensation until such time as the Company has complete a Maximum Offering. Upon the completion of the Maximum Offering and out of the proceeds thereof, the Company shall pay you such amount as shall be equal to the accrued Interim Compensation.

         Commencing as of the consummation of the Maximum Offering and through such time as the Company completes a Follow-On, you have agreed to become the Company's full-time Chief Medical Officer in exchange for an adjusted base salary equal to $60,000 per annum. Following the completion of a Follow-One, your compensation will be subject to increase.

         Other than as expressly set forth herein, all other terms of the Feola Employment Agreement shall remain unchanged and in full force and effect.

         If the foregoing accurately reflects our agreement, kindly execute this letter below and return a copy to Arthur Bollon, President and Chief Executive Officer of the Company, by facsimile at 972-620-9830 on or prior to the date first above written.

                                   Very truly yours,



                                   /s/ Arthur Bollon
                                   ---------------------------
                                   Arthur Bollon
                                   President and Chief Executive Officer

AGREED TO AND ACCEPTED
as of this 15th day of July, 2004



/s/ Mario Feola, M.D.
---------------------------
Mario Feola